PORTIONS OF
                                     BY-LAWS
                        RELATING TO SHAREHOLDERS' RIGHTS


   **************************************************************************

         3.5. Chief Executive Officer. The Chief Executive Officer of the Trust shall be the Chairman of the Board, if any, the President or such other officer as is designated by the Trustees and shall, subject to the control of the Trustees, have general charge and supervision of the business of the Trust and, unless there is a Chairman of the Board, or except as the Trustees (or the Chairman of the Board if the Trustees do not act) shall otherwise determine, preside at all meetings of the stockholders and of the Trustees. If no such designation is made, the President shall be the Chief Executive Officer.

         3.6. Chairman of the Board. If a Chairman of the Board of Trustees is elected, he or she shall have the duties and powers specified in these By-Laws and shall have such other duties and powers as may be determined by the Trustees. The Chairman of the Board shall, unless the Trustees (or the Chairman of the Board if the Trustees do not act) shall otherwise determine, preside at all meetings of the stockholders and of the Trustees.

  ***************************************************************************


                                    ARTICLE 7
                               Execution of Papers

         7.1. General. Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all checks, notes, drafts and other obligations and all registration statements and amendments thereto and all applications and amendments thereto to the Securities and Exchange Commission shall be signed by the Chairman, if any, the President, any Vice President or the Treasurer or any of such other officers or agents as shall be designated for that purpose by a vote of the Trustees.

   **************************************************************************


                                    ARTICLE 8
           Provisions Relating to the Conduct of the Trust's Business

  ***************************************************************************

         8.2. Limitation on Dealings with Officers or Trustees. The Trust will not lend any of its assets to the Distributor or Adviser or to any officer or director of the Distributor or

Adviser or any officer or Trustee of the Trust and shall not permit any officer or Trustee or any officer or director of the Distributor or Adviser, to deal for or on behalf of the Trust with himself as principal or agent, or with any partnership, association or corporation in which he or she has a financial interest; provided that the foregoing provisions shall not prevent (a) officers and Trustees of the Trust or officers and directors of the Distributor or Adviser from buying, holding or selling shares in the Trust or from being partners, officers or directors of or otherwise financially interested in the Distributor or the Adviser; (b) a purchase or sale of securities or other property if such transaction is permitted by or is exempt or exempted from the provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), and does not involve any commission or profit to any securities dealer who is, or one or more of whose partners, shareholders, officers or directors is, an officer or Trustee of the Trust or an officer or director of the Distributor or Adviser; (c) employment of legal counsel, registrars, transfer agents, shareholder servicing agents, dividend disbursing agents or custodians who are, or any one of which has a partner, shareholder, officer or director who is, an officer or Trustee of the Trust or an officer or director of the Distributor or Adviser if only customary fees are charged for services to the Trust; or (d) sharing of statistical, research, legal and management expenses and office hire and expenses with any other investment company in which an officer or Trustee of the Trust or an officer or director of the Distributor or Adviser is an officer or director or otherwise financially interested.

         8.3. Limitation on Dealing in Securities of the Trust by Certain Officers, Trustees, Distributor or Adviser. Neither the Distributor nor Adviser, nor any officer or Trustee of the Trust or officer, director or partner of the Distributor or Adviser shall take long or short positions in securities issued by the Trust; provided, however, that:

         (a) The Distributor may purchase from the Trust and otherwise deal in shares issued by the Trust pursuant to the terms of its contract with the Trust;

         (b) Any officer or Trustee of the Trust or officer or director or partner of the Distributor or Adviser or any trustee or fiduciary for the benefit of any of them may at any time, or from time to time, purchase from the Trust or from the Distributor shares issued by the Trust at the price available to the public or to such officer, Trustee, director, partner or fiduciary, no such purchase to be in contravention of any applicable state or federal requirement; and

         (c) The Distributor or the Adviser may at any time, or from time to time, purchase for investment shares issued by the Trust.

 ******************************************************************************

         8.5. Determination of Net Asset Value. The Trustees or any officer or officers or agent or agents of the Trust designated from time to time for this purpose by the Trustees shall determine at least once daily the net income and the value of all the assets attributable to any class or series of shares of the Trust on each day (other than on a day on which no shares of the Trust were tendered for redemption and no order to purchase shares was received by the Fund) upon which the New York Stock Exchange is open for unrestricted trading or at such other times as the Trustees shall, consistent with the 1940 Act and the rules of the Commission, designate. In determining asset values, all securities for which representative market quotations are readily available shall be valued at market value and other securities and assets shall be valued at fair value, all as determined in good faith by the Trustees or an officer or officers or agent or agents, as aforesaid, in accordance with accounting principles generally accepted at the time. Notwithstanding the foregoing, the assets belonging to any class or series of shares of the Trust may, if so authorized by the Trustees, be valued in accordance with the amortized cost method, subject to the power of the Trustees to alter the method for determining asset values. The value of such assets so determined, less total liabilities belonging to that class or series of shares (exclusive of capital stock or surplus) shall be the net asset value, until a new asset value is determined by the Trustees or such officers or agents. In determining the net asset value, the Trustees or such officers or agents may include in liabilities such reserves for taxes, estimated accrued expenses and contingencies in accordance with accounting principles generally accepted at the time as the Trustees or such officers or agents may in their best judgment deem fair and reasonable under the circumstances. The manner of determining net asset value may from time to time be altered as necessary or desirable in the judgment of the Trustees to conform it to any other method prescribed or permitted by applicable law or regulation. Determinations of net asset value made by the Trustees or such officers or agents in good faith shall be binding on all parties concerned. The foregoing sentence shall not be construed to protect any Trustee, officer or agent of the Trust against any liability to the Trust or its security holders to which he or she would otherwise be subject by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

  ***************************************************************************